EXHIBIT 99.1

NEWS
FINANCIAL
RELATIONS BOARD
 RE: NN, Inc.
2000 Waters Edge Drive
     Johnson City, TN 37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Will Kelly	Marilynn Meek	Susan Garland
Vice President and Chief Administrative Officer	(General info)	(Analyst info)
(423) 743-9151	212-827-3773	212-827-3775

FOR IMMEDIATE RELEASE
May 3, 2006

NN, INC. REPORTS FIRST QUARTER 2006 RESULTS

Earnings Per Diluted Share Up 30%, Includes Net Gain On Disposal
Of Assets of $0.04 Per Diluted Share

Johnson City, Tenn, May 3, 2006 - NN, Inc. (Nasdaq: NNBR) today reported its financial results for the first quarter ended March 31, 2006. Net sales for the first quarter of 2006 were $86.0 million, a decrease of 1.0% from $86.7 million for the same period of 2005. Net income for the first quarter of 2006 totaled $5.3 million or $0.30 per diluted share and includes an after-tax gain from the sale of excess land of $1.5 million or $0.08 per diluted share and an after-tax write-off of certain unused equipment of $667,000 or $0.04 per diluted share. This compares to net income of $4.0 million, or $0.23 per diluted share for the first quarter of 2005.

James H. Dorton, Vice President and Chief Financial Officer commented, “Revenues of $86.0 million in the first quarter of 2006 were down slightly from $86.7 million recorded in the first quarter of the prior year. Increases in volume and mix of approximately $1.6 million as well as selling price increases related to material cost pass through of approximately $2.8 million were offset by the negative result of currency translation of $5.1 million.

“As a percentage of net sales, 2006 first quarter cost of goods sold was 76.7% of net sales as compared to the 2005 first quarter cost of goods sold of 78.0%. Our Level 3 initiatives made a major contribution to this margin improvement. As a percentage of net sales, selling, general and administrative expenses for the first quarter of 2006 was 8.9% as compared to 8.6% for the same period in 2005. This increase was mainly due to stock compensation related expenses.”

Mr. Dorton continued, “Our reported net income of $5.3 million or $0.30 per diluted share includes a net gain of approximately $784,000 or $0.04 per diluted share comprised of an after-tax gain from the sale of excess land located at our Pinerolo, Italy facility of $1.5 million or $0.08 per diluted share and offsetting this gain, the write-off of certain unused and obsolete equipment of $667,000 or $0.04 per diluted share, after-tax.

“Due to the proceeds realized from the sale of this land, we were able to pay down debt during the quarter by $3.2 million. We anticipate reducing debt by approximately $10 million for the full year. This assumes fully funding the previously announced stock repurchase plan up to $10 million and excludes the impact of any potential new acquisitions that may occur during 2006.”

Mr. Dorton concluded, “During the quarter we purchased 20,474 shares under our recently announced stock repurchase program. This program allows for the purchase of up to $10.0 million of the Company’s outstanding stock which commenced in mid March of 2006 and will continue for 18 months thereafter.”

Roderick R. Baty, Chairman and Chief Executive Officer commented, “We are very pleased with the financial results for the first quarter of 2006. Each of our business units contributed positively to the excellent operating results. Our Level 3 program continues to play a major role in achieving significant improvements in cost reductions and operating efficiencies. The cost savings realized by this program have allowed us to offset substantially higher energy costs in our global operations as well as start-up expenses associated with our new facility in China.”

Mr. Baty concluded, “We look forward to both the challenges and the opportunities for the remainder of 2006. As I previously stated in our 2005 fourth quarter earnings release, we are forecasting relatively flat economic conditions in the U.S. and Europe for 2006, therefore our guidance for the total year remains unchanged with estimated total year revenues at approximately $325 million and full year earnings to be in the range of $0.86 to $0.92 per diluted share.”

NN, Inc. manufacturers and supplies high precision bearing components consisting of balls, rollers, seals, and retainers for leading bearing manufacturers on a global basis. In addition, the company manufactures a variety of other plastic components. NN, Inc. had sales of US $321 million in 2005.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company's ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, and other risk factors and cautionary statements listed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on 10-K for the fiscal year ended December 31, 2005.

Financial Tables Follow

NN, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)
                                                                                                                                                     Three Months Ended
                                                                                                                                                                 March 31,
	2006	2005

Net sales	$ 86,017	$ 86,715
Cost of goods sold (exclusive of depreciation shown separately below)	65,999	67,666
Selling, general and administrative	7,681	7,484
Depreciation and amortization	4,162	4,174
(Gain) loss on disposal of assets	(730)	4
Income from operations	8,905	7,387

Interest expense, net	986	984
Other income	(209)	(171)
Income before provision for income taxes	8,128	6,574
Provision for income taxes	2,866	2,551

Net income	$ 5,262	$ 4,023

Diluted income per common share	$ 0.30	$ 0.23

Weighted average diluted shares	17,376	17,261

NN, Inc.
Condensed Balance Sheets
(In thousands)
(Unaudited)

	March 31, 2006	December 31, 2005
Assets
Current Assets:
Cash	$ 7,537	$ 10,856
Accounts receivable, net	59,881	47,297
Inventories, net	36,770	38,096
Other current assets	10,596	9,701
Total current assets	114,784	105,950

Property, plant and equipment, net	117,605	118,829
Assets held for sale	--	1,072
Goodwill, net	42,090	41,648
Other assets	2,084	2,156
Total assets	$ 276,563	$ 269,655

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$ 41,270	$ 41,660
Dividends payable	1,377	--
Accrued salaries and wages	12,062	12,407
Income taxes payable	3,960	2,093
Short-term portion of long-term notes payable	1,509	4,668
Other liabilities	4,833	4,011
Total current liabilities	65,011	64,839

Deferred income taxes	15,337	15,128
Long-term notes payable	57,900	57,900
Accrued Pension and Other	12,212	11,783
Other liabilities	3,963	3,931
Total liabilities	154,423	153,581

Total stockholders’ equity	122,140	116,074

Total liabilities and stockholders’ equity	$ 276,563	$ 269,655

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